Exhibit 99.1

CONTACTS: Press Inquiries Scott Larson Public Relations Sycamore Networks, Inc. 978-250-3433 scott.larson@sycamorenet.com	Investor Inquiries Terry Adams Investor Relations Sycamore Networks, Inc. 978-250-3460 investor.info@sycamorenet.com

SYCAMORE NETWORKS REGAINS COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

CHELMSFORD, Mass., September 21, 2005 – Sycamore Networks, Inc. (NASDAQ: SCMRE) today announced that it has received a determination from the Nasdaq Listing Qualifications Panel indicating that, following the recent filing of the Company’s Form 10-Q for the period ended April 30, 2005, the Company has evidenced compliance with all Nasdaq Marketplace Rules for continued listing of the Company’s securities on The Nasdaq National Market. As a result, the trading symbol for the Company’s common stock will be changed from SCMRE back to SCMR effective as of the opening of business on September 22, 2005.

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMRE) develops and markets optical networking products for telecommunications service providers worldwide. The Company’s products enable service providers to cost-effectively and easily transition their existing fiber optic network into a network infrastructure that can provision, manage and deliver economic, high-bandwidth services to their customers. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties. Actual results or events could differ materially from those stated or implied in forward-looking statements. These risks and uncertainties include, but are not limited to, additional actions and findings that may result from the restatement of previously issued financial statements, the possibility that the Company may be unable to maintain compliance with Nasdaq listing requirements and the impact of the investigation’s findings on prior and current periods. Certain additional risks are set forth in more detail in the section entitled Factors that May Affect Future Results under Item 2 in Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Company’s most recently filed 10-Q and the other reports filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.